Exhibit 8.1

List of Subsidiaries of Gravity Co., Ltd.

Gravity Interactive, Inc., formed under the laws of the State of California and formerly known as Gravity Interactive, LLC

Gravity Entertainment Corporation, incorporated under the laws of Japan and formerly known as RO Production Ltd.

NeoCyon, Inc., formed under the laws of the Republic of Korea

Gravity Communications Co., Ltd., formed under laws of Taiwan

Gravity Game Tech Co., Ltd., formed under laws of Thailand

PT. Gravity Game Link Co., Ltd., formed under the laws of Indonesia

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